                                                                    Exhibit 21.1


                              LIST OF SUBSIDIARIES
                              --------------------

                                       JURISDICTION OF        PERCENTAGE
    NAME                                ORGANIZATION          OWNERSHIP
    ----                                 ------------         ---------

1.  Sentex Systems, Inc.                  Delaware               100%

2.  Sentex Acquisition Corporation        Delaware               100%

3.  Monitek Technologies, Inc.            Delaware               100%

4.  Monitek Gmbh                          Germany                100%*



*100% ownership is indirect. Monitek GmbH is 100% owned by Monitek Technologies, Inc.